FORM 4
                      U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
        Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


             Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

+----------------------------------------+------------------------------------+
| 1. Name and Address of                 |2. Issue Name and Ticker            |
|    Person*                             |   or Trading Symbol   (AQLA)       |
|                                        |                                    |
|    Hillback Jr.,  Elliott   D.         |   Aquila Biopharmaceuticals, Inc.  |
+----------------------------------------+-------------------+----------------+
|   (Last)      (First)       (Middle)   |3. IRS or Social   |4. Statement    |
|                                        |   Security Number |   for          |
|                                        |   of Reporting    |   Month/Year   |
|   c/o Aquila Biopharmaceuticals, Inc.  |   Person          |                |
|   365 Plantation Street                |   (Voluntary)     |     10/96      |
|                                        |                   |                |
|               (Street)                 |                   |5. If Amendment,|
|                                        |                   |   Date of      |
|                                        |                   |   Original     |
|   Worcester    MA           01605      |                   |   (Month/Year) |
+----------------------------------------+-------------------+----------------+
|   (City)      (State)       (Zip)      |                   |                |
+----------------------------------------+-------------------+----------------+

+-----------------------------------------------------------------------------+
| 6. Relationship of Reporting Person to Issuer                               |
|        (Check all applicable)                                               |
|                                                                             |
|          x   Director                        _____ 10% Owner                |
|        _____ Officer (give title below)      _____ Other (specify below)    |
|                                                                             |
+-----------------------------------------------------------------------------+
| 7. Individual or Joint/Group Filing                                         |
|    (Check applicable line)                                                  |
|                                                                             |
|          x   Form filed by one Reporting Person                             |
|        _____ Form filed by more than one Reporting Person                   |
|                                                                             |
+-----------------------------------------------------------------------------+

 *   If the Form is filed by more than one Reporting Person, see
     Instruction 4(b)(v).
     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)




 Form 4 (continued)

           Table I - Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

+-----------------------+--------------+--------------+-----------------------+
| 1. Title of Security  |2. Transaction|3. Transaction|4. Securities Acquired |
|    (Instr.3)          |   Date       |   Code       |   (A) or Disposed of  |
|                       |   (Month/Day/|   (Instr. 8) |   (D) (Instr. 3, 4 and|
|                       |      Year)   |              |   5)                  |
|                       |              |              |                       |
|                       |              | Code   |  V  |Amount|(A) or (D)|Price|
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+


+-----------------------------+----------------------+------------------------+
| 5. Amount of Securities     |6. Ownership Form:    |7. Nature of Indirect   |
|    Beneficially Owned at    |   Direct (D) or      |   Beneficial Ownership |
|    End of Month             |   Indirect (I)       |   (Instr. 4)           |
|    (Instr. 3 and 4)         |   (Instr. 4)         |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

+---------------+--------------+--------------+--------------+----------------+
| 1. Title of   |2. Conversion |3. Transaction|4. Transaction|5. Number of    |
|    Derivative |   or Exercise|   Date       |   Code       |   Derivative   |
|    Security   |   Price of   |   (Month/Day/|   (Instr. 8) |   Securities   |
|    (Instr. 3) |   Derivative |   Year)      |              |   Acquired     |
|               |   Security   |              |              |   (A) or       |
|               |              |              |              |   Disposed     |
|               |              |              |              |   of (D)       |
|               |              |              |              |   (Instr. 3,   |
|               |              |              |              |   4 and 5)     |
|               |              |              |              |                |
|               |              |              | Code  |  V   |   (A)  | (D)   |
+---------------+--------------+--------------+-------+------+--------+-------+
|Stock Option   |  $4.50       |   10/28/96   | A***  |  V   |  10,000|       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+

+------------+-------------+-----------+-------------+-------------+-----------+
| 6. Date |7. Title and |8. Price of|9. Number of |10. Ownership|11. Nature | | Exercis-| Amount of | Deriva- | Derivative| Form of | of |
|    able and|   Under-    |   tive    |   Securities|    Deriva-  |    Indi-  |
|    Expira- |   lying     |   Security|   Benefici- |    tive     |    rect   |
|    tion    |   Securi-   |   (Instr. |   ally Owned|    Security:|    Bene-  |
|    Date    |   ties      |   5)      |   at End of |    Direct   |    ficial |
|    (Month  |   (Instr.   |           |   Month     |    (D) or   |    Owner- |
|    Day/    |   3 and 4)  |           |   (Instr. 4)|    Indirect |    ship   |
|    Year)   |             |           |             |    (I)      |    (Instr.|
|            |             |           |             |    (Instr.4)|    4)     |
|            |             |           |             |             |           |
|            |      |Amount|           |             |             |           |
|Date |Expir-|      |or    |           |             |             |           |
|Exer-|ation |Title |Number|           |             |             |           |
|cisa-|Date  |      |of    |           |             |             |           |
|ble  |      |      |Shares|           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
| *   |10/28/|Common|10,000|           |   10,000    |      D      |           |
|     |2006  |Stock |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
 Explanation of Responses:

 * Stock options granted pursuant to Aquila Biopharmaceuticals, Inc.'s 1996 Stock Award and Option Plan exercisable with respect to 25% of the shares on October 28, 1996, 25% of the shares on October 28, 1997, 25% of the shares on October 28, 1998, 25% of the shares on October 28, 1999.

 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 ***  Stock options granted in a transaction exempt under Rule 16b-3.

 Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                   /s/ Elliott D. Hillback, Jr.                     11/8/96
               ______________________________________       ___________________
               **Signature of Reporting Person                   Date